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                        [AYDIN CORPORATION LETTERHEAD]


                                                                  March 5, 1999



Dear Stockholder:


     I am pleased to inform you that on March 1, 1999, Aydin Corporation (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with L-3 Communications Corporation ("Parent") and Angel Acquisition Corporation, a wholly owned subsidiary of Parent ("Purchaser"). Pursuant to the Merger Agreement, the Purchaser today commenced a tender offer (the "Offer") to purchase all outstanding shares of the Company's common stock for $13.50 per share in cash. Under the Merger Agreement, the tender offer will be followed by a merger (the "Merger") of the Purchaser with and into the Company and all shares of the Company's common stock not purchased in the tender offer (other than shares held by Parent, Purchaser or the Company or shares held by dissenting stockholders) will be converted into the right to receive $13.50 per share in cash.


     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.


     In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors, including, among other things, the opinion of PricewaterhouseCoopers Securities, LLC, the Company's financial advisor, that as of March 1, 1999, the $13.50 per share in cash to be received by the Company's stockholders pursuant to the Offer and the Merger was fair from a financial point of view to such stockholders.


     Attached is a copy of the Schedule 14D-9 filed by the Company with the Securities and Exchange Commission. The Schedule 14D-9 describes the reasons for your Board of Directors' recommendation, includes as an exhibit the full text of the March 1, 1999 opinion of PricewaterhouseCoopers Securities, LLC and contains other important information relating to the Offer. Also enclosed is the Offer to Purchase, dated March 5, 1999, of Purchaser, together with related materials, including a Letter of Transmittal to be used for tendering your shares. These documents set forth the terms and conditions of the Offer and provide instructions on how to tender your shares. We urge you to read the
Schedule 14D-9 and the enclosed materials carefully.


                                        Sincerely,




                                        Warren Lichtenstein
                                        Chairman